EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands)	2009	2010	2011	2012	2013	2013	2014
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,612	$32,976	$112,203	$185,912	$102,245	$63,573	$275,754
Fixed charges	104,824	134,905	290,240	359,947	460,918	335,240	362,891
Capitalized interest	(41,170)	(20,792)	(13,164)	(9,777)	(6,700)	(4,698)	(5,084)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,898	13,945	13,905	11,395	4,142	3,779	2,527
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	342	(357)	4,894	2,415	6,770	4,462	1,339
Earnings	$178,506	$160,677	$408,078	$549,892	$567,375	$402,356	$637,427

Fixed charges:
Interest expense(1)	$75,552	$128,058	$290,981	$361,565	$458,360	$334,321	$360,334
Capitalized interest	41,170	20,792	13,164	9,777	6,700	4,698	5,084
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,898)	(13,945)	(13,905)	(11,395)	(4,142)	(3,779)	(2,527)
Fixed charges	$104,824	$134,905	$290,240	$359,947	$460,918	$335,240	$362,891

Consolidated ratio of earnings to fixed charges	1.70	1.19	1.41	1.53	1.23	1.20	1.76

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,612	$32,976	$112,203	$185,912	$102,245	$63,573	$275,754
Fixed charges	104,824	134,905	290,240	359,947	460,918	335,240	362,891
Capitalized interest	(41,170)	(20,792)	(13,164)	(9,777)	(6,700)	(4,698)	(5,084)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,898	13,945	13,905	11,395	4,142	3,779	2,527
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	342	(357)	4,894	2,415	6,770	4,462	1,339
Earnings	$178,506	$160,677	$408,078	$549,892	$567,375	$402,356	$637,427

Fixed charges:
Interest expense(1)	$75,552	$128,058	$290,981	$361,565	$458,360	$334,321	$360,334
Capitalized interest	41,170	20,792	13,164	9,777	6,700	4,698	5,084
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,898)	(13,945)	(13,905)	(11,395)	(4,142)	(3,779)	(2,527)
Fixed charges	104,824	134,905	290,240	359,947	460,918	335,240	362,891
Preferred stock dividends	22,079	21,645	60,502	69,129	66,336	49,805	49,057
Combined fixed charges and preferred stock dividends	$126,903	$156,550	$350,742	$429,076	$527,254	$385,045	$411,948

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.41	1.03	1.16	1.28	1.08	1.04	1.55

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.